EXHIBIT 99.1

VeriSign Sells Minority Share of Mobile Entertainment Joint Venture to News Corporation

NEW YORK, NY AND MOUNTAIN VIEW, CA – October 7, 2008 – News Corporation (NYSE: NWS, NWS.A), and VeriSign, Inc. (Nasdaq: VRSN) today announced the sale of VeriSign’s minority share of the mobile entertainment joint venture to News Corporation for approximately $200 million.

The joint venture was created when News Corporation acquired controlling interest in VeriSign’s wholly-owned Jamba subsidiary in 2007 and combined it with the Fox Mobile Entertainment unit.

“This sale is an important step in our effort to focus on our core businesses in Internet infrastructure,” said Jim Bidzos, executive chairman of the board of directors, president and chief executive officer on an interim basis of VeriSign. “News Corp. has been a good business partner and we wish them well as they continue to operate an exciting mobile entertainment business.”

About News Corporation

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2008 of approximately US$62 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

About VeriSign

VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, VeriSign helps companies and consumers all over the world engage in communications and commerce with confidence. Additional news and information about the company is available at www.verisign.com.

News Corp Contacts

Investor Relations: Reed Nolte, 212-852-7092

Media Relations: Teri Everett, 212-852-7070

VeriSign Contacts

Investor Relations: Ken Bond, ir@verisign.com, 650-426-3744

Media Relations: Lisa Malloy, pr@verisign.com, 202-270-7600

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as increasing competition and pricing pressure from competing services offered at prices below our prices and market acceptance of our existing services, the inability of VeriSign to successfully develop and market new services, and the uncertainty of whether new services as provided by VeriSign will achieve market acceptance or result in any revenues and the risk that the planned divestitures of certain businesses may be delayed, may generate less proceeds than expected or may incur unanticipated costs or otherwise negatively affect VeriSign’s financial condition, results of operations or cash flows, and the uncertainty of whether Project Titan will achieve its stated objectives. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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